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                                                                     Exhibit 4.4


                           BID SOLICITATION AGREEMENT


        This Bid Solicitation Agreement (as the same may be amended or modified from time to time and including any and all written instructions given to the Bid Solicitation Agent (as defined below) pursuant hereto, this "Bid Solicitation Agreement") is made and entered into as of January 9, 2004, by and among Calpine Corporation, a Delaware corporation (the "Company"), and American Stock Transfer & Trust Company, as bid solicitation agent (the "Bid Solicitation Agent").

        WHEREAS, this Bid Solicitation Agreement is being entered into in connection with the the Company's 4.75% Contingent Convertible Senior Notes due 2023 (the "Notes") pursuant to an Indenture, dated as of November 14, 2003 (the "Indenture"), among the Company and Wilmington Trust Company (the "Trustee"); and

        WHEREAS, the Company wishes to engage the Bid Solicitation Agent to act, and the Bid Solicitation Agent is willing to act, as bid solicitation agent hereunder and, in that capacity, to determine the "Trading Price" (as defined below) of the Notes if requested to do so in writing by the Company in accordance with, and subject to, the terms of this Bid Solicitation Agreement.

        NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements contained herein, the parties hereto hereby agree as follows:

        1. Appointment of Bid Solicitation Agent. The Company hereby appoints American Stock Transfer & Trust Company as the Bid Solicitation Agent hereunder, and American Stock Transfer & Trust Company hereby accepts such appointment.

        2. Trading Price. (a) The Bid Solicitation Agent will determine the Trading Price of the Notes if requested to do so in writing by the Company. Such written notice will advise the Bid Solicitation Agent as to (i) the date or dates on which it is to make a Trading Price determination and (ii) and the identity of at least three independent nationally recognized securities dealers (each, a "Dealer") from which quotations are to be solicited.

        (b) The "Trading Price" of the Notes for each day of determination means the average of the secondary market bid quotations per $1,000 principal amount of Notes obtained by the Bid Solicitation Agent for $5,000,000 principal amount of the Notes at approximately 3:30 p.m., New York City time, on such determination date from three Dealers identified by the Company pursuant to
Section 2(a); provided that if three such bids cannot reasonably be obtained by the Bid Solicitation Agent, but two such bids are obtained, then the average of the two bids shall be the Trading Price, and if only one such bid can reasonably be obtained by the Bid Solicitation Agent, then this one bid shall be the Trading Price. The Bid Solicitation Agent shall solicit bids from the Dealers identified by the Company in the order in which such Dealers are listed until the requisite number of bids are obtained.

        (c) If the Bid Solicitation Agent cannot reasonably obtain at least one such bid or if the Company informs the Bid Solicitation Agent that it believes that the bid quotations are not


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indicative of the secondary market value of the Notes, then the Trading Price shall be determined in good faith by the Bid Solicitation Agent, taking into account in such determination such factors as it, in its sole discretion after consultation with the Company, deems appropriate.

        3. Indemnification. The Company hereby agrees to indemnify the Bid Solicitation Agent and its officers, directors, partners, employees and agents (each herein called an "Indemnified Party") against, and hold each Indemnified Party harmless from, any and all reasonable expenses (including, without limitation, reasonable attorneys' fees and court costs), losses, costs, damages and claims, including, without limitation, costs of investigation, litigation and arbitration suffered or incurred by an Indemnified Party in connection with or arising from or out of this Bid Solicitation Agreement, except such acts or omissions as may result from the bad faith, willful misconduct or gross negligence of such Indemnified Party.

        4. Compensation. The Company hereby agrees to pay the Bid Solicitation Agent for its services hereunder as set forth in Schedule A hereto.

        5. Notices. Any notice or other communication required or permitted to be given under this Bid Solicitation Agreement shall be considered properly given if in writing and (a) delivered against receipt therefor, (b) mailed by registered or certified mail, return receipt requested and postage prepaid or
(c) sent by facsimile, in each case to the address or facsimile number, as the case may be, set forth below:

                If to the Bid Solicitation Agent:

                        American Stock Transfer & Trust Company
                        59 Maiden Lane
                        New York, NY 10038
                        Attention: Corporate Trust Department
                        Telephone: (718) 921 8209
                        Facsimile: (718) 331-1852

                If to the Company:

                        Calpine Corporation
                        50 West San Fernando Street
                        San Jose, CA 95113
                        Attention: General Counsel
                        Telephone: (408) 792-1226
                        Facsimile: (408) 794-2434

Except as otherwise provided herein, delivery of any communication given in accordance herewith shall be effective only upon actual receipt thereof by the party or parties to whom such communication is directed. Any party to this Bid Solicitation Agreement may change the address to which communications hereunder are to be directed by giving written notice to the other party hereto in the manner provided in this section.

        6. Rights of Bid Solicitation Agent. (a) The Bid Solicitation Agent may consult with its counsel or other counsel satisfactory to it concerning any question relating to its duties or



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responsibilities hereunder or otherwise in connection herewith and shall not be liable for any action taken, suffered or omitted by it in good faith upon the advice of such counsel.

        (b) In acting under this Bid Solicitation Agreement, the Bid Solicitation Agent is acting solely as agent of the Company and does not assume any obligations to or relationship of agency or trust for or with the Trustee or any of the owners or holders of the Notes.

        (c) In the absence of bad faith, willful misconduct or gross negligence on its part, the Bid Solicitation Agent shall be protected and shall incur no liability for or in respect of any action taken or omitted to be taken or anything suffered by it in reliance upon the terms of the Notes, any notice, direction, certificate, affidavit, statement or other paper, document or communication reasonably believed by it to be genuine and to have been approved or signed by the proper party or parties.

        (d) The Bid Solicitation Agent, its officers, directors, employees and shareholders may become the owners of, or acquire any interest in, any Notes, with the same rights that it or they would have if it were not the Bid Solicitation Agent, and may engage or be interested in any financial or other transaction with the Company as freely as if it were not the Bid Solicitation Agent. However, in the event that the Bid Solicitation Agent acquires any conflicting interest it must eliminate such conflict within 60 days after ascertaining it has such conflicting interest or resign to the extent and in the manner provided by this Bid Solicitation Agreement.

        (e) Neither the Bid Solicitation Agent nor its officers, directors, employees, agents or attorneys shall be liable to the Company for any act or omission hereunder, or for any error of judgment made in good faith by it or them, except in the case of its or their bad faith, gross negligence or willful misconduct.

        (f) The Bid Solicitation Agent shall be obligated to perform such duties and only such duties as are herein specifically set forth, and no implied duties or obligations shall be read into this Bid Solicitation Agreement against the Bid Solicitation Agent.

        (g) Unless herein otherwise specifically provided, any order, certificate, notice, request, direction or other communication from the Company made or given by it under any provision of this Bid Solicitation Agreement shall be sufficient if signed by any officer of the Company.

        (h) The Bid Solicitation Agent may perform any duties hereunder either directly or by or through agents or attorneys, and the Bid Solicitation Agent shall not be responsible for any misconduct or negligence on the part of any agent or attorney appointed with due care by it hereunder.

        (i) In no event shall the Bid Solicitation Agent be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services; it being understood that the Bid Solicitation Agent shall use



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reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

        7. Choice of Laws; Cumulative Rights. This Bid Solicitation Agreement shall be construed under, and governed by, the laws of the State of New York. All of the Bid Solicitation Agent's rights hereunder are cumulative of any other rights it may have at law, in equity or otherwise.

        8. Resignation; Removal. (a) The Bid Solicitation Agent shall have the right at any time to resign hereunder by giving written notice of its resignation to the Company at the address set forth herein, or at such other addresses as the Company shall provide, at least 30 calendar days prior to the date specified for such resignation to take effect. The Company shall have the right at any time to remove the Bid Solicitation Agent by giving written notice thereof to the Bid Solicitation Agent at the address set forth herein, or at such other addresses as the Bid Solicitation Agent shall provide, at least 30 calendar days prior to the date specified for such removal to take effect. The Company shall promptly appoint a successor bid solicitation agent following receipt or delivery by the Company, as the case may be, of any such written notice. Such resignation or removal shall not be effective until the acceptance of appointment by a successor bid solicitation agent. If no successor bid solicitation agent is appointed and has accepted its appointment within 30 days
(a) after the Bid Solicitation Agent has given notice of its resignation or (b) after the Company has given notice of the removal of the Bid Solicitation Agent as aforesaid, the Bid Solicitation Agent or the Company, as the case may be, may apply to a court of competent jurisdiction for such appointment.

        9. Assignment. This Bid Solicitation Agreement shall not be assigned by either party hereto without the prior written consent of the other party hereto.

        10. Severability. If one or more of the provisions hereof shall for any reason be held to be invalid, illegal or unenforceable in any respect under applicable law, such invalidity, illegality or unenforceability shall not affect any other provisions hereof, and this Bid Solicitation Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein, and the remaining provisions hereof shall be given full force and effect.

        11. Termination. This Bid Solicitation Agreement shall terminate upon the discharge of the Indenture in accordance with its terms; provided, however, that in the event all fees, expenses, costs and other amounts required to be paid to the Bid Solicitation Agent hereunder are not fully and finally paid prior to termination, the provisions of Section 3 above shall survive the termination hereof; provided further, however, that the provisions of Section 4 hereof shall, in any event, survive the termination hereof.

        12. General. The section headings contained in this Bid Solicitation Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Bid Solicitation Agreement. This Bid Solicitation Agreement and any other document required to be provided hereunder may be executed in two or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute but one and the same instrument. Unless the context shall otherwise require, the singular shall include the plural and



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vice-versa, and each pronoun in any gender shall include all other genders. The terms and provisions of this Bid Solicitation Agreement constitute the entire agreement among the parties hereto in respect of the subject matter hereof, and neither the Company nor the Bid Solicitation Agent has relied on any representations or agreements of the other, except as specifically set forth in this Bid Solicitation Agreement. This Bid Solicitation Agreement or any provision hereof may be amended, modified, waived or terminated only by written instrument duly signed by each of the parties hereto. This Bid Solicitation Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their respective assigns. This Bid Solicitation Agreement is for the sole and exclusive benefit of the Company and the Bid Solicitation Agent, and nothing in this Bid Solicitation Agreement, express or implied, is intended to confer or shall be construed as conferring upon any other person any rights, remedies or any other type or types of benefits.


        13. Waiver of Jury Trial. Each of the Company and the Bid Solicitation Agent hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Bid Solicitation Agreement or the Notes.


                            [Signature Page Follows]




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        IN WITNESS WHEREOF, the parties hereto have executed this Bid
Solicitation Agreement duly executed as of the date first above written.

                                     CALPINE CORPORATION



                                     By:    /s/ ANN B. CURTIS
                                         --------------------------------------
                                         Name:  Ann B. Curtis
                                         Title: Executive Vice President,
                                                Vice Chairman and Secretary


                                     AMERICAN STOCK TRANSFER & TRUST COMPANY,
                                        as Bid Solicitation Agent



                                     By:    /s/ HERBERT J. LEMMER
                                         --------------------------------------
                                         Name:  Herbert J. Lemmer
                                         Title: Vice President



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